Exhibit 99.1

NEWS RELEASE
Contacts: Manuel Mondragon, Vice President of Finance investorrelations@wtoffshore.com 713-297-8024 Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

W&T OFFSHORE ANNOUNCES APPOINTMENTS

HOUSTON — September 12, 2007 — W&T Offshore, Inc. (NYSE: WTI) today announced the appointment of Karen S. Acree as Vice President and Controller. John D. Gibbons, the Senior Vice President and Chief Financial Officer, has assumed the additional position of Chief Accounting Officer. William W. Talafuse, formerly Senior Vice President and Chief Accounting Officer, has accepted other duties with the Company.

Ms. Acree has 25 years of public company accounting and financial reporting experience, including most recently as Vice President and Controller of Bois d’Arc Energy, Inc. an NYSE-traded company. Prior to joining Bois d’Arc, Ms. Acree was with Global Santa Fe Corporation, beginning her career there in 1982, holding the position of Assistant Controller at the time she left the company in March 2006. She earned a B.B.A. in accounting from the Texas Tech University, and is a member of the Texas Society and Houston chapter of Certified Public Accountants.

“I am very happy to announce Karen’s appointment today,” said Tracy W. Krohn, Chairman and Chief Executive Officer. “She brings us a wealth of public company and energy industry experience and knowledge of financial and accounting matters. Her talents will be well utilized.”

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2006 (www.sec.gov).

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